EXHIBIT 99.1

NEWS RELEASE for August 2, 2006 at 4:00 PM EDT

CLARIENT REPORTS 2006 SECOND QUARTER RESULTS
Second Quarter Revenue Increases 44% Compared to Prior Year

Aliso Viejo, Calif. (August 2, 2006) — Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for the second quarter 2006, reporting the third sequential quarter of higher quarterly revenue. Total net revenue was $7.5 million for the quarter ended June 30, 2006, an increase of 44% compared to $5.2 million for the prior year’s second quarter net revenue.

Commenting on the second quarter results, Clarient’s President and CEO Ron Andrews said, “Our second quarter results reflect the continued strong momentum of our new business strategy. We are consistently recording quarter-over-quarter revenue growth.  Our momentum has been fueled by our Services business which has posted double-digit increases of no less than 14% revenue growth in each quarter since the second quarter of 2004.”

Net loss attributable to common stock for the second quarter of 2006 of $4.2 million translated to a net loss per share of $0.06, which is flat relative to the same period of the prior year.  Net loss  for the current quarter includes employee stock option expense of $0.23 million or $0.003 per share, due to the implementation of SFAS 123(R) which was not reflected in the results of the prior year.

Financial Highlights

•                  Services group revenue, net of contractual discounts, was $6.4 million in the second quarter of 2006, compared to $2.7 million of net revenue in the same period last year, an increase of 139%. The sequential growth for the Services business from the first quarter to the second quarter was 15%.

•                  Technology group revenue was $1.1 million for the second quarter of 2006 compared to $2.6 million in the second quarter of 2005. This decrease reflects the continued impact of delayed purchasing decisions attributable to the pending launch of ACIS III.  The Company expects to launch the ACIS III in the fourth quarter of this year.  ACIS III will be the latest product offering in the Company’s product line of Automated Cellular Imaging System (ACIS®), and its features include increased imaging resolution with a new digital camera, faster scanning speeds, and a user interface designed to make laboratory workflow more effective.  Other developments affecting the Company’s Technology group during the quarter included the Company’s execution of a definitive agreement to acquire substantially all of the assets of Trestle Holdings, Inc.  The Company believes the Trestle acquisition will enable it to expand the capabilities of the Company’s Technology group.

•                  Overall gross profit in the second quarter of 2006 was $3.6 million, compared to $2.5 million in the same period last year. Gross margin in the quarter was 48%, essentially flat compared to the second quarter of 2005. The substantial increase in Services group gross margin from 23% in the same quarter of the prior year to 46% for the current quarter was offset by a decrease in gross margin in the Technology business to 60% for the second quarter from 75%  for the same period of the prior year.  This decrease resulted from the continued transition to third party distribution.

•                  Operating expenses were $7.6 million in the second quarter of 2006, an increase of 40% compared to $5.4 million in the second quarter of 2005.  The increase in operating expenses was principally due to employee stock option expense from the implementation of SFAS 123(R), the increase in facility expenses due to the transition to the new facility in Aliso Viejo, CA, and development costs related to the final milestones of the ACIS III project.

•                  At June 30, 2006, the Company’s cash equivalents and restricted cash were approximately $2.3 million, compared to $4.8 million at the end of the first quarter ending March 2006.  The decrease in cash was due to the loss from operations, capital expenditures, construction expenses for our new facility and debt repayments, offset by borrowings on our revolving line.  The Company achieved record cash collections from its Services group for the quarter through streamlining its processes and the overall growth in the business.

Commenting further, Andrews said, “The continued sales growth in the Services group indicates that Clarient is executing on its corporate milestones, and the increase in expenses due to the build-out of our new facility was in line with our expectations. We continue to make significant progress toward completing the development of ACIS III with targeted launch of the product in the fourth quarter 2006.  With these transition and development costs behind us, we look forward to entering the biomarker world while maintaining a focus on attaining profitability.”

Clarient will discuss first quarter 2006 results on a conference call and live web cast at 5:00 PM EDT today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The Company was formed in 1996 to develop and market the ACIS® Automated Cellular Imaging System, an important advance in slide-based testing.  The rise of individualized medicine as the new direction in oncology led the company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available.  Clarient is a Safeguard Scientifics, Inc. partner company.  For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies.  The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to obtain additional financing on acceptable terms or at all, the fact that there are numerous conditions precedent to the parties’ obligations to consummate the Company’s acquisition of Trestle’s assets (including the condition that the transaction must be approved by Trestle’s stockholders) and the acquisition may not be consummated if such conditions are not satisfied or waived or for other reasons, the Company’s ability to  successfully integrate Trestle’s business with its own business if the transaction is completed, the Company’s ability to continue to develop and expand its services group business and its technology group business, the Company’s ability to execute against its plan of other acquisitions and subsequent integration of certain technology assets and intellectual property, the Company’s ability to successfully complete the consolidation of the Company’s laboratory and other operations into its new facility, the Company’s ability to timely complete the ACIS III system,  the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with Dako, the Company’s ability to expand and maintain a successful sales and marketing organization, the Company’s ability to regain compliance with the Nasdaq minimum bid price requirement and to maintain compliance with other Nasdaq continued listing criteria, the Company’s  potential delisting from the Nasdaq Capital Market, the continuation of favorable third party payer reimbursement for tests performed using the Company’s system,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, new contracts for instrument sales, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Charlene Lu    (203) 682-8268
Clarient, Inc.:  investorrelations@clarientinc.com

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue:
Services group	$6,366	$2,661	$11,881	$4,526
Technology group	1,130	2,548	2,364	4,690
Total revenue, net	7,496	5,209	14,245	9,216

Cost of revenue	3,884	2,687	7,517	5,161
Gross profit	$3,612	$2,522	$6,728	$4,055

Gross margin %	48%	48%	47%	44%

Expenses:
Selling, general and administrative	4,389	3,082	8,392	6,111
Diagnostic services administration	2,008	1,548	4,176	2,971
Research and development	1,212	788	2,357	1,715
Total operating expenses	$7,609	$5,418	$14,925	$10,797

Other expense and taxes, net	178	35	396	62
Net loss attributable to common stock	$(4,175)	$(2,931)	$(8,593)	$(6,804)

Net loss per common share:
Basic	$(0.06)	$(0.06)	$(0.13)	$(0.13)
Diluted	$(0.06)	$(0.06)	$(0.13)	$(0.13)

Weighted average number of common shares outstanding	66,877,487	51,763,447	66,840,457	51,748,212

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	Dec 31, 2005
Cash and restricted cash	$2,332	$9,333
Accounts receivable, net	6,993	4,786
PP&E, net	11,312	8,007
All other assets, net	4,333	3,123
Total Assets	$24,970	$25,249

Total Liabilities	$20,430	$12,787
Stockholders’ Equity	4,540	12,462
Total Liabilities andStockholders’ Equity	$24,970	$25,249